Exhibit 99.1

Trunkbow Announces Third Quarter 2011 Financial Results

Gross Profit up 104%, Net Income Rises 58%, on 98% Year-over-Year Increase in Gross Revenue

Reiterates Full-Year 2011 Guidance of Approximately $32.3 Million in Revenue and $17.6 Million in Net Income

Beijing, China, November 14, 2011 – Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Services (“MVAS”) in the PRC, today announced financial results for its third quarter ended September 30, 2011.

Third Quarter and Recent Financial and Business Highlights

•	Gross revenue increased 98.1% year-over-year to $5.8 million, from $2.9 million in the third quarter of 2010.

o	MPS gross revenue totaled $2.1 million, compared with $2.6 million in the third quarter of 2010.

o	MVAS gross revenue increased to $3.7 million, compared with $0.3 million a year ago.

•	Gross profit increased 103.8% year-over-year to $4.3 million, from $2.1 million in the third quarter of 2010; gross margin was 77.2%, compared with 72.9% in the third quarter of 2010.

•	Net income increased 57.6% year-over-year to $0.83 million, or $0.02 per diluted share, compared with $0.53 million, or $0.02 per diluted share in the third quarter of 2010.

•	As of September 30, 2011, cash and cash equivalents totaled $9.5 million, compared with $10.3 million as of December 31, 2010.

•	Launched first MPS platform with China Mobile in Hebei Province.

•	Expanded presence with China Unicom through installation of an MPS platform in Hubei Province.

•	Entered strategic partnership with China Telecom for nationwide rollout of Bestpay MPS application to the carrier’s 28 million 3G subscribers.

•	Signed agreement with group of online retailers to enable the purchase of movie tickets at over 270 theaters using the Bestpay application.

•	Reiterated full-year 2011 guidance of approximately $32.3 million in revenue and $17.6 million in net income, representing 30% growth compared with 2010.

“We achieved a great deal in the third quarter strategically, operationally and financially, generating significant year-over-year improvements in our key operating metrics and taking important steps to position the Company for long-term growth and success. During the third quarter, we reached a number of milestones in our MPS business, adding new platforms in strategic markets and increasing our POS installed base to 24 provinces, including our first platform installation with China Mobile, the nation’s largest carrier, with more than 50% of the market. Due to our conservative accounting policies, we have not yet recognized revenue for five of these installations, giving us great confidence in our next two quarters outlook,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow. “Through our partnership with China Telecom for the nationwide rollout of the Bestpay application to its 28 million 3G subscribers, we have significantly strengthened our merchant acquisition capabilities and brand awareness throughout the country. In addition to utility and telephone bill payments, as well as online gaming currency and lottery tickets, Bestpay users can safely and easily purchase movie tickets at over 270 theaters directly from their mobile phones, and we are currently negotiating with a number of other potential retail partners to further broaden Bestpay’s footprint and drive the continued growth of our best-in-class MPS solutions.

“Creating an end-to-end mobile payment ecosystem for consumers is a key element of our growth strategy and we are making steady progress in this regard. By building out a comprehensive merchant network, we believe we can engage consumers on a broad scale and establish a lasting presence in the mobile payment arena. We are negotiating with a number of brick and mortar merchants, including retailers and quick-service restaurant chains, about adopting Bestpay. Ultimately, our goal is to make MPS more than another payment option or a convenient novelty, but a tool that changes the way consumers shop and a meaningful way for retailers to build brand loyalty. This market holds tremendous potential, and we are poised to be a leader in the space thanks to our early-mover advantage, partnerships with global market leaders and strong IP portfolio and technical capabilities.”

Third quarter 2011 Results

Gross revenue in the third quarter of 2011 was $5.8 million, an increase of 98.1% year-over-year, compared with gross revenue of $2.9 million in the same period a year-ago. Revenue from MVAS increased to $3.7 million in the third quarter of 2011, compared with $0.3 million in the year-ago period. The increase in MVAS revenue was primarily related to the continued adoption of the Company’s mobile business card product. Revenue from the Company’s MPS offering totaled $2.1 million, compared with $2.6 million in the third quarter of 2010. The year-over-year decline in revenue was primarily attributable to our shift of revenue model from one time sales to revenue sharing, and also delays in the completion of certain platform installations and the recognition of revenue related to these projects.

Cost of revenue in the third quarter of 2011 was $1.3 million, compared with $0.8 million in the same period of 2010. The increase in cost of revenue was primarily driven by increased system integration work, which carries a higher cost of sales due to increased hardware costs.

Gross profit in the third quarter of 2011 increased 103.8% year-over-year to $4.3 million, from $2.1 million in the third quarter of 2010. As a percentage of gross revenue, gross margin was 77.2% in the third quarter of 2011, compared with 72.9% in the year-ago period. The increase in gross margin was primarily attributable to increased profitability from the Company’s MVAS business.

Operating expenses in the third quarter of 2011 were $3.2 million, an increase of 106.7% year-over-year, driven primarily by increased selling expenses to support the Company’s direct sales and merchant acquisition efforts, increased general and administrative expenses related to being a US public company, and increased research and development costs associated with new product development efforts.

Operating income in the third quarter of 2011 was $1.1 million, an improvement of 95.9% over the $0.6 million reported in the same period last year. The increase in operating profit for the quarter was primarily related to the increase in revenue and gross margin, partially offset by the increase in operating expenses, as compared with the third quarter of 2010.

Net income attributable to Trunkbow was $0.8 million in the third quarter of 2011, an increase of 57.6% from the comparable period in 2010. Net margin was 14.9% in the third quarter of 2011, compared with 18.1% in the third quarter of 2010. Earnings per basic and diluted share in the third quarter of 2011 were $0.02, based on basic and diluted shares outstanding of 36.6 million and 37.7 million, respectively. This compares with $0.02 per basic and diluted share, based on basic and diluted shares outstanding of 32.5 million, in the year-ago period.

Balance Sheet and Cash Flow

As of September 30, 2011, the Company had $9.5 million in cash and cash equivalents, compared with $10.3 million as of December 31, 2010. The decrease in cash and cash equivalents was primarily due to an increase in inventories, accounts receivable, advances to suppliers, property and equipment, and land use right, partially offset by the proceeds from the Company’s Initial Public Offering completed on February 8, 2011. As of September 30, 2011, the Company had working capital of $56.7 million and total shareholders’ equity of $76.7 million.  Accounts receivable on September 30, 2011 totaled approximately $36.6 million. As of November 14, 2011, the Company had collected approximately $5.17 million of these outstanding receivables.

Business Outlook

Trunkbow reiterated its 2011 financial guidance of approximately $32.3 million in revenue and $17.6 million in net income, representing 30% top- and bottom-line growth over 2010. The Company expects that this growth will be largely the result of the continued expansion of the MPS and MVAS markets, as it broadens its presence in new provinces, increases its presence within China’s leading mobile carriers and launches its technology in strategically targeted international markets.

Mr. Li concluded, “Based on the projects we have completed to date and our discussions with carriers, we expect to achieve significant top- and bottom-line improvements in the fourth quarter as we collect outstanding receivables and continue to add new business. In addition, we are beginning to see an increase in recurring revenue in our MPS business, primarily from growth in function fees paid by subscribers for use of the services. In order to drive adoption of the technology, carriers have offered the services for free or at deeply discounted rates on a trial basis. These trials are beginning to wind down for many of the early adopters, and subscriber churn has been low thus far, which suggests consumer willingness to pay for the convenience, security and flexibility that MPS offers. With Bestpay now available nationwide and a growing installed base of physical POS terminals, we expect this recurring revenue to continue growing through a combination of increased function fees as new users subscribe and through transaction-based revenue as consumers increasingly embrace their smartphones as a viable payment tool for both physical and virtual goods and services. Our markets are sizeable and our strategy is sound, and we believe that Trunkbow remains in the early stages of realizing its potential as a leader in the nascent MPS market.”

Conference Call

The Company will host a conference call to discuss financial results for the third quarter 2011 on November 14, 2011 at 8:00 a.m. EST. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The pass code required is 22600413.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on November 14, 2011. To access the replay, please dial +1 (718) 354-1232, international callers dial +61-(2) 8235-5000, and enter the pass code 22600413.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For additional information please visit http://www.trunkbow.com

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company’s relationship with China’s major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail:trunkbow@tpg-ir.com

The Piacente Group
Wendy Sun
Phone: +86 (10) 6590-7991(Beijing)
E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,518,141	$10,259,750
Restricted deposit	0	362,987
Accounts receivable	36,609,094	25,658,184
Advances to suppliers	7,682,339	6,881,368
Loans receivable and other current assets, net	2,162,230	3,900,168
Due from directors	691,478	79,256
Inventories	5,956,424	3,681,450
Total current assets	62,619,706	50,823,163
Property and equipment, net	11,338,025	483,376
Land use right, net	5,901,448	0
Intangible assets, net	36,574	1,385
Long-term prepayment	2,692,537	358,397
TOTAL ASSETS	$82,588,290	$51,666,321
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$600,672	$853,762
Accrued expenses and other current liabilities	2,008,475	593,846
Short-term loan	0	1,814,937
Taxes payable	3,296,925	3,718,963
Total current liabilities	5,906,072	6,981,508
Other non-current liabilities	0	138,767
Total liabilities	5,906,072	7,120,275
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at September 30, 2011 and December 31, 2010, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 and 32,472,075 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	36,807	32,472
Additional paid-in capital	39,584,466	21,384,050
Appropriated retained earnings	2,428,847	2,428,847
Unappropriated retained earnings	32,271,529	20,125,001
Accumulated other comprehensive income	2,360,569	575,676
Total stockholders’ equity	76,682,218	44,546,046
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$82,588,290	$51,666,321

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$5,765,327	$2,910,778	$19,984,170	$10,899,121
Less: Business tax and surcharges	169,089	2,389	472,644	170,440
Net revenues	5,596,238	2,908,389	19,511,526	10,728,681
Cost of revenues	1,273,984	787,827	4,858,522	1,326,354
Gross profit	4,322,254	2,120,562	14,653,004	9,402,327
Operating expenses
Selling and distribution expenses	700,242	400,147	1,668,383	869,163
General and administrative expenses	2,109,943	921,534	4,617,500	2,238,440
Research and development expenses	390,834	226,662	1,026,913	732,591
	3,201,019	1,548,343	7,312,796	3,840,194
Income from operations	1,121,235	572,219	7,340,208	5,562,133
Other income (expenses)
Interest income	29,533	13,751	102,274	17,206
Interest expense	(334)	(33,379)	(51,230)	(189,927)
Refund of value-added tax	0	0	1,307,836	0
Government grants	0	0	4,740,134	0
Other Income	40,009	440	79,837	440
Other expenses	(56,794)	(23,570)	(130,959)	(38,922)
	12,414	(42,758)	6,047,892	(211,203)
Income before income tax expense	1,133,649	529,461	13,388,100	5,350,930
Income tax expense	302,582	2,276	1,241,572	2,276
Net income	831,067	527,185	12,146,528	5,348,654
Foreign currency translation fluctuation	670,848	229,848	1,784,895	419,387
Comprehensive income	$1,501,915	$757,033	$13,931,423	$5,768,041
Weighted average number of common shares outstanding
Basic	36,649,466	32,472,075	36,080,866	30,580,619
Diluted	37,733,261	32,472,075	37,283,765	30,580,619
Earnings per share
Basic	$0.02	$0.02	$0.34	$0.17
Diluted	$0.02	$0.02	$0.33	$0.17

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$12,146,528	$5,348,654
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	220,807	56,387
Share-based compensation expenses	262,500	0
Changes in operating assets and liabilities:
Accounts receivable	(9,923,613)	(1,548,114)
Advances to suppliers	(558,990)	(6,739,860)
Other current assets, net	(1,029,348)	441,664
Due from directors	(599,968)	(24,504)
Inventories	(2,116,529)	(4,506,556)
Long-term prepayment	(2,285,550)	(678,138)
Accounts payable	(277,580)	(142,914)
Accrued expenses and other liabilities	1,231,409	4,816
Taxes payable	(539,393)	773,453
Net cash flows used in operating activities	(3,469,727)	(7,015,112)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(10,845,241)	(409,398)
Collection on loans to third parties	2,870,023	0
Payment on loans to third parties	0	(3,958,616)
Collection in amount due from directors	0	1,956,858
Acquisition of land use right	(5,847,835)	0
Acquisition of Delixunda Company (net of cash acquired)	(38,173)	0
Net cash flows used in investing activities	(13,861,226)	(2,411,156)
Cash flows from financing activities
Increase in restricted deposit	0	(358,311)
Restricted deposit collected from bank	369,390	0
Proceeds from issuance of common stock (net of finance costs)	17,332,251	17,073,720
Proceeds from exercise of warrants	610,000	0
Repayment of loans from third parties	0	(146,705)
Proceeds from (repayment of ) short-term loan	(1,846,949)	1,760,460
Proceeds from issuance of contingently convertible notes	0	(2,000,000)
Net cash flows provided by financing activities	16,464,692	16,329,164
Effect of foreign currency fluctuation on cash and cash equivalents	124,652	(64,916)
Net increase (decrease) in cash and cash equivalents	(741,609)	6,837,980
Cash and cash equivalents – beginning of the year	10,259,750	3,305,473
Cash and cash equivalents – end of the period	$9,518,141	$10,143,453
Supplemental disclosure of cash flow information
Cash paid for interest	$51,230	$189,927
Cash paid for income taxes	$304,623	$0
Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$0	$3,000,000
Issuance of 30,000 common shares at $5.00 each for the legal fee	$150,000	$0